EXHIBIT 2.3



                           STOCK PURCHASE AGREEMENT

      This Stock Purchase Agreement ("Agreement") made this date by and between 13:30 JOINT VENTURE, a Texas Joint Venture ("13:30") and INTEGRATED PERFORMANCE BUSINESS SERVICES CORP., a Nevada corporation ("Purchaser").

      13:30 desires to sell and Purchaser desires to purchase all of the issued and outstanding capital stock of POWER DEVELOPMENT INC., a Texas corporation, (PDI) on the terms and conditions set forth in this Agreement.

      In consideration of the mutual promises of the parties; in reliance on the representations, warranties, covenants, and conditions contained in this Agreement; and for other good and valuable consideration, the parties agree as follows:


 ARTICLE 1:     SALE

 1.01 Sale of Stock. 13:30 agrees to sell, convey, transfer, assign, and deliver to Purchaser all of the issued and outstanding capital stock of PDI and Purchaser agrees to purchase such stock (the "Stock").

 1.02 Consideration. Terms of Sale. In consideration of the sale and transfer of the Stock and the representations, warranties, and covenants of 13:30 set forth in this Agreement, Purchaser shall pay to 13:30 a total purchase price of $5,851,000 payable by delivery of Purchaser's Notes for $5,851,000 as described in Article 1.03 ("Purchaser's Notes").

 1.03 Purchaser's Notes Terms. There shall be two Purchaser's Notes with terms as follows:

   (a) The First Note ("First Note") shall be in the amount of $2,603,000, payable without interest in sixty equal installments of $43,383.33 beginning January 1, 2004. The First Note shall be secured by assignment of proceeds of that certain PDI note receivable in the amount of $2,603,000 ("PDI Note").

   (b) The Second Note ("Second Note") shall be in the amount of $3,248,000, payable without interest five years after closing. The Second Note shall be secured by a lien on all of the assets of PDI except for the PDI Note. The lien shall be released on assets sold or collected upon payment in cash of eighty-eight percent (88%) of the net sales proceeds or collections with respect to such assets.

 1.04 13:30 agrees to cooperate with Purchaser's auditors, provided that Purchaser reimburses 13:30 reasonable costs of producing information to Purchaser's auditors;

 1.05 Closing. The "Closing Date" of this transaction shall be on or before 120 days after September 1, 2003.


 ARTICLE 2:     SELLER'S REPRESENTATIONS AND WARRANTIES

      13:30 hereby represents and warrants to Purchaser that the following facts and circumstances are true and correct as of the date of this
 Agreement:

 2.01 Organization. PDI is a corporation duly organized, validly existing, and in good standing under the laws of Texas, qualified to do business in all jurisdictions in which it does business and has all requisite power and authority (corporate and, when applicable, government) to own, operate, and carry on its business as now being conducted.

 2.02 Ownership. 13:30 is the sole owner of PDI with full right to sell or dispose of it as it may choose.

 2.03 Authority. 13:30 has full power and authority to execute, deliver, and consummate this Agreement, subject to the conditions to Closing set forth in this Agreement.

 2.04 Full Disclosure. No representation, warranty, or covenant made to Purchaser in this Agreement nor any document, certificate, exhibit, or other information given or delivered to Purchaser pursuant to this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit a material fact necessary to make the statements contained in this Agreement or the matters disclosed in the related documents, certificates, information, or exhibits not misleading.

 2.05 Broker. Neither 13:30, nor any of its officers, directors, employees, or stockholders, has retained, consented to, or authorized any broker, investment banker, or third party to act on its behalf, directly or indirectly, as a broker or finder in connection with the transactions contemplated by this Agreement.


 ARTICLE 3:     PURCHASER'S REPRESENTATIONS AND WARRANTIES

      Purchaser represents and warrants to 13:30  that:

 3.01 Authority. Purchaser has full power and authority to execute, deliver, and consummate this Agreement subject to the conditions to Closing set forth in this Agreement. All corporate acts, reports, and returns required to be filed by Purchaser with any government or regulatory agency with respect to this transaction have been or will be properly filed prior to the date of this Agreement. No provisions exist in any contract, document, or other instrument to which Purchaser is a party or by which Purchaser is bound that would be violated by consummation of the transactions contemplated by this Agreement.

 3.02 Organization and Standing of Purchaser. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the state of Nevada, with corporate power to own property and carry on its business as it is now being conducted.


 ARTICLE 4:     CONDITIONS TO PURCHASER'S OBLIGATION TO CLOSE

      The obligation of Purchaser to Close under this Agreement is subject to each of the following conditions (any one of which may, at the option of Purchaser, be waived in writing by Purchaser) existing on the date of this Agreement, or such earlier date as the context may require.

 4.01 Representations and Warranties. Each of the representations and warranties of 13:30 in this Agreement and all other information delivered under this Agreement shall be true in all material respects as of the date of this Agreement.

 4.02 Compliance With Conditions. 13:30 shall have complied with and performed all agreements, covenants, and conditions in this Agreement required to be performed and complied with. All requisite action (corporate and other) in order to consummate this Agreement shall have been properly taken by 13:30 .

 4.03 Suit or Proceeding. No suit or proceeding, legal or administrative, relating to any of the transactions contemplated by this Agreement shall have been overtly threatened or commenced that, in the sole discretion of Purchaser and its counsel, would make it inadvisable for Purchaser to Close this transaction.

 4.04 Government Approvals and Filings. All necessary government approvals and filings regarding this transaction, if any, shall have been received or made prior to the date of this Agreement in substantially the form applied for to the reasonable satisfaction of Purchaser and its counsel. Any applicable waiting period for the approvals and filings shall have expired.

 4.05 Corporate and Stockholder Action. All corporate and stockholder action necessary to consummate the transactions contemplated in this Agreement shall have been properly taken by 13:30 .


 ARTICLE 5:     CONDITIONS TO SELLER'S OBLIGATION TO CLOSE

      The obligation of 13:30 to Close under this Agreement is subject to each of the following conditions (any one of which at the option of 13:30 may be waived in writing by 13:30) existing on the date of this Agreement.

 5.01 Corporate Action. Purchaser shall have taken appropriate corporate action regarding this transaction, which shall be evidenced by resolutions of its board of directors and certified by Purchaser's corporate secretary, authorizing Purchaser to enter into and complete this transaction.


 ARTICLE 6:     PARTIES' OBLIGATIONS AT THE CLOSING

 6.01 13:30 's Obligations at the Closing. At the Closing, 13:30 shall deliver or cause to be delivered to Purchaser instruments of assignment and transfer of all of the issued and outstanding capital stock of PDI to Purchaser. Simultaneously with the consummation of the transfer, 13:30 shall put Purchaser in full possession and enjoyment of all properties and assets of PDI.

      13:30, at any time before or after the date of this Agreement, shall execute, acknowledge, and deliver to Purchaser any further deeds, assignments, conveyances, other assurances, documents, and instruments of transfer reasonably requested by Purchaser. 13:30 shall also take any other action consistent with the terms of this Agreement that may be reasonably requested by Purchaser for the purpose of assigning, transferring, granting, conveying, and confirming to Purchaser or reducing to possession any or all property and assets to be conveyed and transferred by this Agreement.

 6.02 Purchaser's Obligation at Closing. At the Closing, Purchaser shall pay the purchase price, against delivery of the items specified in Paragraph 6.01, above.


 ARTICLE 7:     GENERAL PROVISIONS

 7.01 Survival of Representations, Warranties, and Covenants. The representations, warranties, covenants, and agreements of the parties contained in this Agreement or contained in any writing delivered pursuant to this Agreement shall survive the date of this Agreement for the period of time set forth in this Agreement.

 7.02 Notices . All notices or other communications hereunder must be given in writing and either (i) delivered in person, (ii) transmitted by facsimile telecommunication, provided that any notice so given is also mailed as provided for herein, (iii) delivered by Federal Express or similar commercial delivery service, or (iv) mailed by certified mail, postage prepaid, return receipt requested, as follows:

 If to 13:30 :       575 Arcadian Way
                     Orange, VA 22960
                     Facsimile number: 540/661-0049

 If to Purchaser:    17300 North Dallas Parkway, Suite 2040,
                     Dallas, Texas 75248
                     Facsimile number (972) 381-1211.

 or to such other address or facsimile number as 13:30 or the Purchaser shall have designated to the other by like notice. Each such notice or other communication shall be effective (i) if given by facsimile telecommunication, when transmitted, (ii) if given by mail, five (5) business days after such communication is deposited in the mail and addressed as aforesaid, (iii) if given by Federal Express or similar commercial delivery service, one (1) business day after such communication is deposited with such service and addressed as aforesaid, and (iv) if given by any other means, when actually delivered at such address.

 7.03 Assignment of Agreement. This Agreement shall be binding on and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns. This Agreement may not be assigned by 13:30 without the written consent of all parties and any attempt to make an assignment without consent is void.

 7.02 Governing Law. This Agreement shall be construed and governed by the laws of the state of Texas.

 7.05 Amendments; Waiver. This Agreement may be amended only in writing by the mutual consent of all of the parties, evidenced by all necessary and proper corporate authority. No waiver of any provision of this Agreement shall arise from any action or inaction of any party, except an instrument in writing expressly waiving the provision executed by the party entitled to the benefit of the provision.

 7.06 Entire Agreement. This Agreement, together with any documents and exhibits given or delivered pursuant to this Agreement, constitutes the entire agreement between the parties to this Agreement on the subject matter of this Agreement. No party shall be bound by any communications between them on the subject matter of this Agreement unless the communication is (a) in writing, (b) bears a date contemporaneous with or subsequent to the date of this Agreement, and (c) is agreed to by all parties to this Agreement.
 On execution of this Agreement, all prior agreements or understandings between the parties on the subject matter of this Agreement shall be null and void.

      Signed as of September 1, 2003.

      13:30 :  13:30  Joint Venture


      By: ____________________________________
          Arnold V. Pent, President of Manager




      Purchaser:  Integrated Performance Business Services Corp.


      By: ______________________________
          D. Ronald Allen, President